Exhibit 10.2

[    ], 2017

[CLUB Outfitter]

Dear [    ]:

As you know, on October 3, 2016, Cabela’s Incorporated (“Cabela’s”) and Bass Pro Group, LLC, a Delaware limited liability company (“Bass Pro”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which a subsidiary of Bass Pro will merge with and into Cabela’s, causing Cabela’s to become a wholly owned subsidiary of Bass Pro (the “Merger”).

On the same date, Cabela’s, World’s Foremost Bank, a Nebraska banking corporation (“WFB,” and together with Cabela’s, the “Company”), and Capital One, National Association, a national banking association (“Capital One”), entered into a Sale and Purchase Agreement, pursuant to which Capital One will acquire and assume from WFB certain assets and liabilities and offer employment to certain employees of the Company (the “Sale,” and together with the Merger, the “Transactions” and the date of the consummation of the Transactions, the “Closing Date”).

In connection with the Merger Agreement, Cabela’s has agreed not to grant any equity-based compensation awards prior to the completion of the Transactions. As a result, in place of an equity-based incentive award for 2017, Cabela’s has approved a cash-based incentive award, which is hereby granted to you as of the date of this letter (the “Grant Date”) and is subject to the following terms and conditions.

Eligibility for Incentive Payment. You will be entitled to a cash incentive payment in the amount of $[    ] (the “Incentive Payment”), subject to the following vesting conditions:

•	Fifty percent (50%) of the Incentive Payment will vest if you remain in continuous employment with the Company through the first anniversary of the Grant Date.

•	The remainder of the Incentive Payment will vest if you remain in continuous employment with the Company through the second anniversary of the Grant Date.

•	Any unvested portion of the Incentive Payment will become fully vested if either (a) a Change in Control, as defined in the Company’s 2013 Stock Plan (including the Transactions), occurs prior to the second anniversary of the Grant Date and you remain in continuous employment through the Closing Date or (b) your employment with the Company terminates prior to the second anniversary of the Grant Date due to death or Disability.

For the avoidance of doubt, for purposes of the Incentive Payment, you will be deemed to remain in continuous employment with the Company through the Closing Date even if your employment with the Company ends on the Closing Date and immediately thereafter you become an employee of Capital One or one of its affiliates. If your employment with the Company terminates for any reason other than due to your death or Disability prior to the date on which the Incentive Payment becomes fully vested, as described above, you will not be entitled to any unvested portion of the Incentive Payment.

For purposes of this letter, “Disability” shall mean that you either (i) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Company.

Payment of the Incentive Payment. Any portion of the Incentive Payment that becomes vested, as described above, shall be payable to you in a cash payment within 30 days after the date on which such vesting occurs.

Employment with Affiliates. For purposes of this letter, employment with the Company shall be deemed to include employment with any of its affiliates.

Withholding Taxes. The Company shall withhold or arrange for one of its affiliates to withhold from the payments due to you (or your heirs or legal representative) all taxes which, by applicable federal, state, local or other law, are required to be withheld.

Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:

Cabela’s Incorporated

One Cabela Drive

Sidney, NE 69160

Attention: Legal Department

To you:

At the most recent address on file at the Company.

Entire Agreement. This letter embodies the entire understanding, and supersedes all other oral or written agreements or understandings, between you and the Company regarding the subject matter hereof. Nothing in this letter shall affect the other compensation and benefits to which you are eligible as an employee of the Company, including without limitation annual performance-based bonuses. The Incentive Payment shall not be considered compensation for purposes of any benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates except as expressly provided under such plan, program, policy or arrangement.

Amendment; Waiver. The terms and conditions set forth in this letter may not be amended in a manner that materially affects your rights hereunder without your written consent. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision set forth herein shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

Binding Effect; Assignment. The rights and obligations set forth herein shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. The Company may assign its rights and obligations hereunder to any of its affiliated companies without your consent, but the Company shall remain liable for any payments provided hereunder not timely made by any assignee. Your rights or obligations hereunder may not be assigned by you.

Section 409A. The payments to you pursuant to this letter are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4) and this letter shall be interpreted and construed consistently with such intent. In the event the terms of this letter would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company may modify the terms of this letter to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable hereunder.

Headings. The headings contained in this letter are for reference purposes only and shall not affect the meaning or interpretation of this letter.

Governing Law; Validity. The interpretation, construction and performance of this letter agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provisions hereof, which other provisions shall remain in full force and effect.

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If you have any questions about your Incentive Payment, please let me know.

Very truly yours,

Charles Baldwin
Chief Administrative Officer

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